Exhibit 99.1

NOVAGOLD is Well-Positioned for Strong Progress up the Value Chain in 2016

▶	Welcomes input from local stakeholders during the Donlin Gold draft Environmental Impact Statement (EIS) five-month public comment period, expected to close in the second quarter 2016

▶	NOVAGOLD’s financial position at $117 million in cash and term deposits as of February 29, 2016, is more than sufficient to cover all project activities and advance the Donlin Gold project through the completion of permitting and beyond

April 4, 2016 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its first quarter financial results and updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three months ended February 29, 2016 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that will be available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

First quarter highlights and NOVAGOLD’s achievements include the following:

▶	Donlin Gold’s lead permitting agency, the U.S. Army Corps of Engineers (the “Corps”), planned a total of 17 public meetings in the Yukon-Kuskokwim (Y-K) region and in Anchorage as part of the draft EIS public comment period

▶	The Corps will accept written comments on the draft EIS until the close of the comment period, expected to be at the end of April 2016

▶	All comments on the draft EIS will be reviewed and responded to in a final EIS, which the Corps’ schedule anticipates will be published in 2017

▶	The draft EIS and a series of Yup’ik podcasts summarizing the draft EIS are available at www.donlingoldeis.com

▶	Attended all the Donlin Gold draft EIS public meetings to date with a continued focus on connecting with stakeholders in the Y-K region

▶	Donlin Gold continued to work with State and Federal agencies to advance all other required permits and approvals, including the air quality, pipeline authorizations, water use and fish habitat permits, as well as land and shoreline lease and right-of-way approvals

▶	Remained engaged at the community-level with significant outreach efforts in Alaska and British Columbia

▶	Donlin Gold completed twelve community outreach meetings in Alaska, responding to queries on the project and encouraging participation in the draft EIS public meetings

▶	Donlin Gold continued as a Principal Partner Sponsor of the Iditarod Trail Sled Dog Race, honoring the traditions of mining and mushing in Alaska

▶	Donlin Gold also continued as a Premier Sponsor of the Iron Dog Race, the world’s longest and toughest snowmobile race

▶	Continued to support local Tahltan community initiatives through Galore Creek

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President’s Message

People are at the heart of our business and fostering strong relationships are a core building block to any solid foundation. To our collective delight, in the first quarter of 2016, we experienced numerous instances confirming that our foundation is stronger than ever. The words of Evelyn Thomas, the former president of the Crooked Creek Traditional Council, are a testament to this conviction: “We do support the Donlin Gold mine because they have kept their word.” From the Native Corporations and local communities to our joint-venture partner and multiple levels of government and non-governmental organizations, we are all working together to achieve the common goal of permitting a unique asset that will provide tangible, far-reaching benefits for all stakeholders. As if to reinforce this impression, I also came across a quote in a recently published article in Alaska where Andrew Guy, the President of Calista Corporation, owner of the sub-surface mineral rights at Donlin Gold, illustrates the project’s solid foundation as well as the region’s need for the responsible development of this asset:

“For those who call the Yukon-Kuskokwim region home, and for Calista Corp. shareholders and descendants, Donlin Gold has been an ever-present entity, topic of conversation and ally for the past 20 years. As stewards of the land and owners of the resources, we do not take such a significant project lightly...Donlin Gold’s proposed project is a culmination of the extensive research performed in conjunction with input from stakeholders, whose voices were key in shaping the project...During a time when oil revenue is dissipating at an alarming rate; Permanent Fund dividends face reduction, limitations or elimination; and funding in the Calista region continues to be cut, an environmentally responsible project offers a beacon of hope to our region, which is economically the poorest in the state.”

Over the last four decades, I have worked with people that have continuously strived to establish and use the best mining practices to afford the greatest opportunities to their communities. NOVAGOLD is no exception. In fact, its team and subsidiaries, through Donlin Gold and Galore Creek, have exhibited nothing less than an unwavering commitment and dedication to stewardship, collaboration, and respect for all people affected by our activities. By maintaining a focused yet fully transparent approach to our business plan, our goal has been to foster long-term and mutually-beneficial relationships with communities, employees, partners, and shareholders alike. When developing a project such as Donlin Gold, unique in its quality, scale and upside, working relationships built on a foundation of trust, respect and camaraderie are imperative to maximizing its success.

In the first quarter, meetings were held by the Corps in villages across the Y-K region and in Anchorage as part of the Donlin Gold draft EIS public comment period. This is not a small feat considering that the Y-K region is comparable in size to the State of Idaho. At each meeting, the Corps presented an overview of the draft EIS which evaluates the potential environmental, social, and economic impacts of the proposed project and alternatives, and encouraged local residents to communicate what the project means to them and their families. The meetings are expected to conclude in the second quarter.  We are encouraged to see people from the local communities participate in the draft EIS process. We view Donlin Gold as a core business in this region, fulfilling a goal of the Alaska Native Settlement Claims Act to provide economic prosperity for Alaska Natives through the responsible development of land they selected because of its mineral potential. For all of the people who call Alaska home, their voice is an essential factor in determining the future of not only the Donlin Gold project, but the broader future of the Y-K region. We encourage locals of the Y-K region to review the draft EIS, participate in the meetings and submit comments. The Corps will accept comments on the draft EIS until the close of the comment period at the end of April and will subsequently review and respond to all the comments in a final EIS, which the Corps’ schedule anticipates should be published in 2017.

While actively participating in the EIS process, Donlin Gold has continued to advance other major permit applications and approvals. Public comment opportunities were provided for the project’s Public Notice CWA Section 404 permit application with Donlin Gold and the Corps working together to facilitate a Section 404 permit decision following the publication of the final EIS in 2017. BLM also provided opportunities for public comment on the proposed pipeline right of way with ANILCA Section 810 hearings held concurrent with the ongoing draft EIS public comment period. Donlin Gold responded to an initial State review of the project’s integrated waste management permit application and reclamation plan, as well as its major source air quality permit application. Donlin Gold also worked to finalize its water discharge permit application for State submittal.

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Beyond permitting activities at Donlin Gold, NOVAGOLD and Barrick have been working closely on options designed to enhance the already extraordinary value of the project by taking advantage of favorable market conditions and additional opportunities to reduce upfront capital. The unique nature of Donlin Gold affords its partners considerable flexibility. We are blessed with an asset that we believe to be the best in the space. With 39 million ounces of gold already in the measured and indicated resource categories, Donlin Gold is one of the largest undeveloped gold deposits in the world, with excellent indication that it has the potential to grow significantly. In addition to size, its measured and indicated resource grade at 2.2 grams per tonne is higher than most projects in our sector and double the global average. Furthermore, the anticipated annual gold production of greater than one million ounces per year over a 27-year mine life puts the project in a league of its own. Put simply, there is no other development asset in the gold industry that has all of these attributes under one roof in a mining-friendly jurisdiction, the United States, and that is advanced in the permitting process. Time is on our side, affording us the flexibility and strength to make a construction decision that enhances the value opportunity.

At Galore Creek, we continued to work with Teck on technical studies in project mine planning and design, as well as waste rock and water management. Phase 1 of the generalized tunneling practice study is also well underway to evaluate access and material handling. We anticipate that, when the copper markets turn, these efforts will further enhance the value and marketability of this major project. As we continue to assess the attractiveness of Galore Creek as a Tier 1 copper asset in a rare safe jurisdiction for the miners of the metal, we feel even more strongly that Galore Creek will realize material value for our shareholders.

Through our investments in Donlin Gold and Galore Creek, NOVAGOLD remains an active member of the local communities where we operate. For the sixth consecutive year, Donlin Gold was a principal sponsor of the historic Iditarod Sled Dog Race recently completed in Nome, Alaska. The Y-K region, where the Donlin Gold project is located, is an area with a long history of mining and mushing.  Through local musher sponsorships and by hosting race-day events, Donlin Gold has been a committed supporter of the Last Great Race. We would like to take this opportunity to congratulate Pete Kaiser, a resident of the Y-K region that we sponsor, who completed the race in 5th position. This race is truly a test of endurance and determination. We are equally proud of Pete’s commitment to the youth in the region and for raising awareness in suicide prevention. Donlin Gold also worked with the Alaska Native Tribal Health Consortium and Ronald McDonald House Charities to offer a child that has always dreamed of riding in a dog sled the opportunity to be an “Iditarider".  Additionally, Donlin Gold continued as a premier sponsor of Iron Dog 2016, an over 2,000 miles snowmobiling race starting in Big Lake and finishing in Fairbanks, making it the world’s longest and toughest snowmobile race.  As safety and survival skills are essential to complete the race, Donlin Gold also hosted an Iron Dog Safety Expo in Anchorage. In Northern British Columbia, Galore Creek continues to sponsor and participate in a number of Tahltan community initiatives.

Managing the Company’s financial resources has not been a matter that we have taken lightly over the past four years. We know very well what a privilege it is to enjoy a strong balance sheet during the challenging market conditions the industry has experienced. I am truly grateful to our shareholders, who have been assured that we will not seek to raise capital until our share price is a multiple of where it is today. With $117 million in cash and term deposits at the end of the first quarter, we have more than sufficient capital to advance Donlin Gold through permitting to a construction decision and beyond. NOVAGOLD’s financial stability is a precious gift. Our shareholders appreciate greatly the unexpiring nature of our optionality, and we regard ourselves as loyal stewards of this investment thesis.

In conclusion, I'm very thankful for the extraordinary support of our stakeholders as NOVAGOLD advances two unrivaled projects up the value chain. I’d also like to extend my sincere thank you to my colleagues at NOVAGOLD, our partners at Barrick and Teck and their project teams, as well as the governments, Native corporations and First Nations of the jurisdictions in which we operate. We are immensely grateful for all their hard work, dedication and support. We are also grateful for the guidance provided by our Board of Directors; their steadfast and shareholder-friendly vision guides us every day as we strive to deliver continued progress and out-performance to you all.

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Financial Results

	in thousands of U.S. dollars, except for per share amounts
	Three months ended February 29, 2016 $	Three months ended February 28, 2015 $
General and administrative expense (1)	7,324	8,502
Share of losses – Donlin Gold	2,003	2,496
Share of losses – Galore Creek	194	126
Studies and evaluation	—	153
Depreciation	9	9
Total operating expenses	9,530	11,286

Loss from operations	(9,530)	(11,286)
Other income (expense)	(385)	1,997

Loss for the period	(9,977)	(9,299)
Loss per share, basic and diluted	(0.03)	(0.03)
	At February 29, 2016 $	At November 30, 2015 $
Cash and term deposits	116,938	126,731
Total assets	419,063	433,584
Total liabilities	103,297	104,288
(1) Includes share-based compensation expense of $4,708 and $5,329 in the first quarters of 2016 and 2015, respectively.

Loss from operations in the first quarter decreased from $11.3 million in 2015 to $9.5 million in 2016 due to lower general and administrative expense and lower project costs at Donlin Gold. General and administrative expense decreased by $1.2 million, primarily due to lower share-based compensation costs compared to the prior year. Our share of losses at the Donlin Gold project decreased by $0.5 million, as 2016 activities continued to focus primarily on permitting and the draft EIS public comment period.
Net loss increased from $9.3 million ($0.03 per share) in 2015 to $10.0 million ($0.03 per share) in 2016, primarily due to a decrease in foreign exchange gains. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first quarter of 2015 and foreign exchange gains were realized by the Canadian parent company on its cash denominated in U.S. dollars, partially offset by foreign exchange losses on deferred income taxes and the then outstanding convertible note debt.
Liquidity and Capital Resources
Cash and term deposits decreased by $9.8 million in the first quarter of 2016. The decrease was primarily related to $7.7 million used in operating activities for administrative costs, withholding taxes on vested performance share units and working capital changes, $1.9 million to fund Donlin Gold and $0.2 million to fund Galore Creek. The term deposits are denominated in U.S. dollars and are held at two Canadian chartered banks.

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2016 Outlook
In 2016, we continue to expect to spend approximately $25 million, including $9 million to fund our share of expenditures at the Donlin Gold project, $1 million at the Galore Creek project, $1 million for our share of joint Donlin Gold studies with Barrick, $12 million for general and administrative costs and $2 million for working capital and other corporate purposes.
NOVAGOLD will focus on five primary goals for the year: first, to advance the Donlin Gold project toward a construction decision; second, uphold strong relationships with all stakeholders; third, advance Galore Creek project mine planning and design; fourth, evaluate opportunities to monetize the value of Galore Creek; and fifth, maintain a healthy balance sheet.
Conference Call & Webcast Details
NOVAGOLD’s conference call and webcast to discuss the first quarter results will take place April 5, 2015 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events
North American callers:	1-866-426-5215
International callers:	1-704-908-0398
Conference ID:	74575489

The webcast will be archived on NOVAGOLD’s website for one year.  For a transcript of the call please email info@novagold.com.

About NOVAGOLD
NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information
Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Second Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

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Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.
Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved the scientific and technical information related to the Donlin Gold and Galore Creek projects contained in this press release.
NOVAGOLD Contacts:
Mélanie Hennessey
 Vice President, Corporate Communications
Erin O’Toole
 Analyst, Investor Relations
604-669-6227 or 1-866-669-6227
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2016 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2015 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors
This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to “indicated resource”, “measured resource”, or “mineral reserve” status. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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